EXHIBIT 4.11
                         AMENDMENT 1997-4

                       BECKMAN INSTRUMENTS, INC.
                      SAVINGS AND INVESTMENT PLAN



          WHEREAS, Beckman Instruments, Inc. ("Beckman") maintains the Beckman Instruments, Inc. Savings and Investment
Plan (the "Plan"); and

          WHEREAS, as of October 31, 1997 Beckman acquired
Coulter Corporation, a Delaware corporation ("Coulter") and now wishes to amend the Plan to clarify certain provisions with respect to Coulter employees; and

          WHEREAS, it is expected that Beckman will seek shareholder approval to change its name to include reference to Coulter; and

          WHEREAS, Beckman has the right to amend the Plan;

          NOW, THEREFORE, the Plan is hereby amended as follows, effective as of October 31, 1997:

          1. Contingent upon approval of the change of the name of Beckman Instruments, Inc., any reference to Beckman Instruments, Inc. herein shall be changed to a reference to the name approved by the shareholders of Beckman Instruments, Inc. at their 1998 annual meeting.

     2.   The first sentence of the definition of "Covered
Employee" under Section 1.2 of the Plan is amended to read as follows:

          "'Covered Employee' shall mean any Employee of the Company who is 'Beckman Employee,' as described in the definition of `Employee' in this
     Section 1.2, and who is paid through a payroll system of the Company or a Participating Affiliate with its principal place of business in the United States or Puerto Rico; except that there shall be excluded all leased employees described in Section 414(n) of the Code, those Employees covered by a collective bargaining agreement between the Company and any collective bargaining representative if retirement benefits were the subject of good faith bargaining between such representative and the Company, unless the Employee is a member of a group of employees to whom this Plan has been extended by a collective bargaining agreement between the Company and its collective bargaining representative, and those Employees who are non-resident aliens with no United States source income. 'Coulter Employees,' as described in the definition of 'Employee' in this Section 1.2 shall not be Covered Employees."

     3. The definition of "Employee" under Section 1.2 is amended to read as follows:

     "(a) 'Employee' shall mean any person employed by the Company, or a Related Company, including any leased employee described in Section 414(n) of the Code. For purposes of this Plan, Employees shall be classified by the Company as 'Beckman Employees' and 'Coulter Employees'. A 'Beckman Employee' shall be any Employee who, as of October 31, 1997, is classified by the Company as an employee rendering services to Beckman Instruments, Inc. A 'Coulter Employee' shall be any Employee who, as of October 31, 1997 is classified by the Company as an employee rendering services to Coulter Corporation.

     With respect to persons not employed by the Company as of October 31, 1997, if the person's first Hour of Service after October 31, 1997 is performed at a facility, location or operation determined by the Company to be primarily related to the portion of the Company's business other than that acquired through the acquisition of Coulter Corporation, that person shall be a 'Beckman Employee' under this Plan. If the person's first Hour of Service after October 31, 1997 is performed at a facility, location or operation determined by the Company to be primarily related to the portion of the Company's business acquired through the acquisition of Coulter Corporation, that person shall be a 'Coulter Employee' under this Plan. The initial classification of an Employee as a 'Beckman Employee' or a 'Coulter Employee' shall continue notwithstanding any change to the Employee's facility, location or operation."

          IN WITNESS WHEREOF, this Amendment 1997-4 is hereby adopted this 17th day of December, 1997.

                              BECKMAN INSTRUMENTS, INC.
                              By: FIDENCIO M. MARES
                              Name: Fidencio M. Mares
                              Title: Vice President, Human Resources